Exhibit 10.3 (a)

THE FIRST NATIONAL BANK OF BAR BARDOR SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is adopted this ____ day of_______, 2004 by and between THE FIRST NATIONAL BANK OF BAR HARBOR. a nationally-chartered savings bank located in Bar Harbor, Maine (the "Company"), and _______________ (the "Executive"). This Agreement shall append the Split Dollar Endorsement entered into on even date herewith or as subsequently amended by and between the aforementioned parties.

INTRODUCTION
To reward the Executive for the Executive's years of service to the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive's life. The Company will pay life insurance premiums from its general assets.

AGREEMENT
The Company and the Executive agree as follows:

Article 1

General Definitions
The following terms shall have the meanings specified:
1.1. "Beneficiary" means each designated person, or the estate of a deceased Executive, entitled to benefits, if any, upon the death of the Executive.
1.2 "Beneficiary Designation Form" means the form established from time to time by the Company that the Executive completes, signs and returns to the Company to designate one or more Beneficiaries.
1.3 "Insured" means the Executive.
1.4 "Insurer" means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Agreement.
1.5 "Normal Retirement Age" means the Executive's 65th birthday.
1.6 "Net Death Proceeds" means the total death proceeds of the Policy minus the cash surrender value.
1.7 "Policy" means the specific life insurance policy issued by the Insurer.
1.8 "Termination of Employment" means the Executive ceasing to be employed by the Company for any reason whatsoever, other than by reason death or an approved leave of absence.
1.8 "Years of Service" means the twelve consecutive month period beginning on the Executive's date of hire and any twelve (12) month anniversary thereof, during the entirety of which time the Executive is an employee of the Company.

Article 2
Policy Ownership/Interests

2.1 Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the direct beneficiary of an amount of death proceeds equal to the remaining death proceeds of the Policy after the Interest of the Executive or the Executive's transferee has been paid according to Section 2.2 below.
2.2 Executive's Interest. The Executive shall have the right to designate the beneficiary of an amount equal to __________________ of Net Death Proceeds of the Policy. The Executive shall also have the right to elect and change settlement options that may be permitted. However, the Executive, the Executive's transferee or the Executive's beneficiary shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in this section 2.2 upon the Executive's Termination of Employment prior to Normal Retirement Age.
2.3 Option to Purchase. The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Executive or the Executive's transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Agreement.
2.4 Comparable Coverage. Upon execution of this Agreement, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Executive's interest in the Policy, unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and the Company and the Executive execute a new Split Dollar Policy Endorsement or said comparable insurance policy. The Policy or any comparable policy shall be subject to the claims of the Company's creditors.

Article 3
Premiums

3.1 Premium Payment. The Company shall pay any premiums due on the Policy.
3.2 Economic Benefit. The Company shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive's age multiplied by the aggregate death benefit payable to the Executive's beneficiary. The "life insurance premium factor" is the minimum factor applicable under guidance published pursuant to IRS Reg. s. 1.61-22(d)(3)(ii) or any subsequent authority.
3.3 Imputed Income. The Company shall impute the economic benefit to the Executive on an annual basis.

Article 4
Assignment

The Executive may assign without consideration all of the Executive's interests in the Policy and in this Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive's interest in the Policy, then all of the Executive's interest in the Policy and in the Agreement shall be vested in the Executive's transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policy or in this Agreement.

Article 5
Insurer

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement.

Article 6
Claims and Review Procedures

6.1 Claims Procedure. Any person or entity who has not received benefits under the Agreement that he or she believes should be paid
(the "claimant") shall make a claim or such benefits as follows:
61.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.
6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a) The specific reasons for the denial,
(b) A reference to the specific provisions of the Agreement on which the denial is based,
(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d) An explanation of the Agreement's review procedures and the time limit applicable to such procedures, and
(e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review,
6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:
6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.
6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.
6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a) The specific reasons for the denial,
(b) A reference to the specific provisions of the Agreement on which the denial is based,
(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and
(d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

Article 7
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive. However, unless otherwise agreed to by the Company and the Executive, this Agreement will automatically terminate upon the Executive's Termination of Employment prior to Normal Retirement Age.

In the event this Agreement is terminated under this Article 7, the Company shall not sell, surrender or transfer ownership of the Policy without first giving the Executive or the Executive's transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy.

Article 8
Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.
8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.
8.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Maine, except to the extent preempted by the laws of the United States of America.
8.4 Reorganization. In the event of a merger or consolidation with any other company, or the sale of substantially all of the assets of the company to another company, such successor company shall assume the obligations of the Company under this Agreement:
8.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand,
8.6 Entire Agreement This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

Article 9
Administration

9.1 Company Duties. This Agreement shall be administered by the Company which shall consist of the Board, or such committee or persons as the Board may choose. The Company shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.
9.2 Agents. In the administration of this Agreement, the Company may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.
9.3 Binding Effect of Decisions. The decision or action of the Company with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.
9.4 Indemnity of Company. The Company shall indemnify and hold harmless the members of the Company against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Company or any of its members.

Article 10
Beneficiaries

10.1 Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement to a beneficiary on the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the Beneficiary designation under any other Agreement of the Company in which the Executive participates.
10.2 Beneficiary Designation Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Company or its designated agent. The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Company's rules and procedures, as in effect from time to time. Upon the acceptance by the Company of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Company shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Company prior to the Executive's death.
10.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Company or its designated agent.
10.4 No Beneficiary Designation. If the Executive dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive's surviving spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made payable to the personal representative of the Executive's estate.
10.5 Facility of Payment. If the Company determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Company may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement or such payment amount.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


EXECUTIVE:                            COMPANY:
                                      THE FIRST NATIONAL BANK
                                      OF BAR HARBOR
_________________________________     By _____________________________
                                      Title __________________________






















POLICY ENDORSEMENT

Contract Owner: THE FIRST NATIONAL BANK OF BAR HARBOR

The undersigned Owner requests that the policy shown in the attached Schedule Page is issued by __________________________________________
(the "Insurer") provided for the following beneficiary designation:

The Definitions and General Provisions on the following page are a part of this Polity Endorsement.
1. Upon the death of the Insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, as Beneficiary, to the extent claimed by said Owner.
2. Any proceeds at the death of the Insured in excess of the amount paid under the provisions of paragraph I of this Policy Endorsement shall be paid in one sum in accordance with the written direction of the Owner, Such direction will be provided to the Insurer at the time of claim. The Insurer will be protected in relying solely on the Owner to provide the name(s) of the party(ies) to pay any excess not paid under paragraph 1. If the Owner fails to provide the name(s) of the party(ies) at the time of claim, then any proceeds payable under this paragraph shall be paid in one sum to the Beneficiary.
3. It is hereby provided that (i) any payment made to the Beneficiary or other party under paragraph 2 of this Policy Endorsement shall be a full discharge of the Insurer to the extent thereof (ii) such discharge shall be binding on all parties claiming any interest under the Policy; and (iii) the Insurer shall have no responsibility with respect to the amounts so claimed.
4. It is agreed by the undersigned that this designation shall be subject in all respects to the contractual terms of the Policy.

The undersigned is signing in a representative capacity for the Owner and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

Signed at ______________ Maine, this ___ day of ________________, ____

OWNER;
THE FIRST NATIONAL BANK OF BAR HARBOR

By:_______________________________ By: _______________________________
(Signature)                            (Signature)

   _______________________________     _______________________________
 (Printed)                              (Printed)
Title: ___________________________     Title: ________________________




Schedule Page
_____________________________ Life Insurance Policy Subject to Policy

Policy Number                          Insured

__________________________________      ______________________________

DEFINITIONS

Certain words in this endorsement have special meanings. These words are:
* Proceeds means the amount payable when the Insured dies. If the policy provides for periodic payments after the Insured dies, "proceeds" means the commuted value of the future payments.
* Insurer means the insurance company that issued this policy.
* Lawful children or lawful issue of a person means only the lawful children born to or adopted by that person.

GENERAL PROVISIONS
Minors. Any money payable to a minor will be paid to the legal guardian of the minor. Any right given to a minor can be exercised only by the legal guardian of the minor. But if provided by this designation or by law, payment will be made to, and any right can be exercised by, someone other than the minor's legal guardian.
Policy Provisions Apply. The provisions of "Payment Options" ("Optional Methods of Settlement ") of the policy apply to this designation.
Proof of Lifetime Options. The Insurer will not make any payments under the lifetime payment options, (Options C, E, or F) until it receives satisfactory proof of age for each person on whose life payments depend. If payments depend on the survival of any person, the Insurer can require satisfactory proof the person is still living before making further payments.
Withdrawals. If this designation permits withdrawals of less than the entire proceeds held under Option D or Option A, not more than four withdrawals may be made in any one calendar year. But if this designation permits the entire proceeds to be withdrawn then any balance of the proceeds may be withdrawn at any time.
If a Beneficiary has the right to withdraw the commuted value of Option B payments, he or she shall have the right to place that commuted value under any other payment option (Optional Methods of Settlement).
Final Payment. Upon the death of the last person who would have a right to receive option payments, the Insurer will make one sum payment to the estate of that person unless otherwise provided. Under Options A and D, this final payment will be any unpaid balance. Under Option B, it will be the commuted value of any future payments. Under Options C and E, it will be the commuted value of any guaranteed future payments. Because Option F provides no guaranteed payments, there will be no one sum final payment.
Proof of Decisions. The Insurer must decide matters of fact in administering the terms of this endorsement. When making these decisions, the Insurer may require proof satisfactory to it, by affidavit or other written evidence. If the Insurer makes a decision based on this proof it will have no further liability under the policy in connection with the decision
Trust and Other Agreements. The Insurer is not responsible for carrying out the terms of any trust or any agreement outside of this policy. Its only responsibility is to perform according to the terms of the policy.